Exhibit 10.8

EXECUTION COPY

SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of May 21, 2020 (the “Effective Date”), is entered into by and among Exela Receivables 1, LLC, a Delaware limited liability company (“Borrower”), Exela Technologies, Inc., a Delaware corporation, as servicer (“Initial Servicer”), the persons from time to time party thereto as lenders (“Lenders”), TPG Specialty Lending, Inc., a Delaware corporation (“TSL”), as administrative agent for the Lenders (in such capacity, “Administrative Agent”). This Amendment shall be deemed one of the Transaction Documents referenced in the Loan Agreement.

RECITALS

WHEREAS, Borrower, Initial Servicer, Lenders, Administrative Agent and PNC Bank, National Association are parties to that certain Loan and Security Agreement, dated as of January 10, 2020 (as amended by that certain First Amendment to Loan and Security Agreement, dated as of March 16, 2020, that certain Second Amendment to Loan and Security Agreement, dated as of March 30, 2020, that certain Third Amendment to Loan and Security Agreement, dated as of April 9, 2020, that certain Fourth Amendment to Loan and Security Agreement dated as of April 13, 2020, and that certain Fifth Amendment to Loan and Security Agreement dated as of April 27, 2020, and as may be further amended, modified or supplemented from time to time, the “Loan Agreement”).

WHEREAS, the Initial Servicer has requested that Administrative Agent and Lenders extend the deadline for the Initial Servicer’s delivery of the audited financial statements for the fiscal year ending December 31, 2019 as set forth below; and

WHEREAS, Administrative Agent and Lenders have agreed to such extension under the Loan Agreement on the terms and subject to the conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

Definitions

Capitalized terms used in this Amendment are defined in the Loan Agreement unless otherwise stated.

ARTICLE II

Amendments

1.1       The defined terms “Applicable Margin” and “Targeted Interim Collection Account Deposit Amount” are hereby amended and restated as follows:

“Applicable Margin” means (a) with respect to LIBOR Rate Loans, 6.75%, and (b) with respect to Base Rate Loans, 5.75%.

“Targeted Interim Collection Account Deposit Amount” means, (a) during the period beginning on the 120th day after the Closing Date through the 195th day after the Closing Date, an amount equal to 10% of all Collections received during such Settlement Period and (b) thereafter, 5% of all Collections received during such Settlement Period.

1.2       Section 8.05(a)(i) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(i)         Monthly and Quarterly Financial Statements. (A)(x) With respect to the fiscal quarter ending March 31, 2020, on or before June 30, 2020, and (y) Within forty-five (45) days after the end of each of each other fiscal quarter of each fiscal year of Parent, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter, and the related (i)         consolidated statement of comprehensive income for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth, in each case of the preceding clauses (i) and (ii), in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, accompanied by an officer’s certificate of Parent stating that such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, (B) within thirty (30) days after the end of each calendar month of each fiscal year of Parent, unaudited financial statements of Parent and its Subsidiaries prepared in accordance with GAAP and including a line-item reconciliation between net income and management-adjusted EBITDA; provided, that if such calendar month is the last month of any fiscal quarter, such unaudited financial statements may be delivered concurrently with the quarterly financial statements delivered pursuant to clause (A) above, and (C) no later than the last Business Day of each calendar week, a report calculating the components of Liquidity and the then-outstanding principal balances of any outstanding Debt (broken down by tranche, as applicable) as of the last Business Day of the previous calendar week.

1.3       Section 8.05(a)(ii) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(ii)       Annual Financial Statements. (x) With respect to the fiscal year ending December 31, 2019, on or before June 14, 2020, and (y) within ninety (90) days after the end of each fiscal year of Parent commencing on the fiscal year ending December 31, 2020, in each case, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of comprehensive income and cash flows for such fiscal year, together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, in reasonable detail and all prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion (a) shall be prepared in accordance with generally accepted auditing standards and (b) shall not include any qualification, exception or explanatory paragraph expressing substantial doubt about the ability of Parent or any of its Subsidiaries to continue as a going concern or any qualification or exception as to the scope of such audit.

ARTICLE III

Conditions Precedent

The effectiveness of this Amendment is subject (I) the Borrower, the Initial Servicer, the Administrative Agent and each Lender having executed prior to or contemporaneously with this Amendment that certain Limited Waiver to Loan and Security Agreement, dated May 21, 2020 (the “Second Limited Waiver”) with respect to the Specified Defaults (as defined in that certain Amended and Restated Forbearance Agreement, dated as of May 18, 2020 (as further amended, modified or supplemented from time to time, the “Amended and Restated Forbearance Agreement”), among the Borrower, the Initial Servicer, Parent, Performance Guarantor, Pledgor, Originators, the Administrative Agent, the Lenders and the LC Bank), (II) the Amended and Restated Forbearance Agreement, including all terms therein, shall be deemed terminated contemporaneously with this Amendment and (III) to the satisfaction of the following conditions precedent in a manner satisfactory to Administrative Agent, unless specifically waived in writing by Administrative Agent:

1.         Administrative Agent shall have received this Amendment duly executed by Borrower and the Initial Servicer;

2.         No Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default is then continuing unless (solely in the case of an Unmatured Initial Servicer Default or Initial Servicer Default) such Unmatured Initial Servicer Default or Initial Servicer Default is an Existing Initial Servicer Default (as defined in the Limited Waiver);

3.         Borrower’s and Initial Servicer’s representations and warranties set forth herein and in the applicable Transaction Agreement shall be true and correct in all material respects; and

4.         All corporate proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Administrative Agent.

ARTICLE IV

No Waiver

Nothing contained in this Amendment or any other communication between Administrative Agent (except with respect to the Limited Waiver to Loan and Security Agreement, dated March 16, 2020 (the “First Limited Waiver” and together with the Second Limited Waiver, the “Limited Waivers”)), Borrower, Initial Servicer and/or any Lender shall be a consent or waiver of any past, present or future condition, violation, Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default of Borrower or Initial Servicer under the Loan Agreement or any Transaction Document. Administrative Agent and the Lenders hereby expressly reserve any rights, privileges and remedies under the Loan Agreement and each Transaction Document that Administrative Agent or the Lenders may have with respect to any condition, violation, Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default, and any failure by Administrative Agent or the Lenders to exercise any right, privilege or remedy as a result of any such condition, violation, Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default shall not directly or indirectly in any way whatsoever either (i) impair, prejudice or otherwise adversely affect the rights of Administrative Agent or the Lenders at any time to exercise any right, privilege or remedy in connection with the Loan Agreement or any Transaction Document, (ii) amend or alter any provision of the Loan Agreement or any Transaction Document or any other contract or instrument, or (iii) constitute any course of dealing or other basis for altering any obligation of Borrower or Initial Servicer or any rights, privilege or remedy of Administrative Agent or the Lenders under the Loan Agreement or any Transaction Document or any other contract or instrument.

Borrower and Initial Servicer are hereby notified that irrespective of any waivers or consents previously granted by Administrative Agent or Lenders regarding the Loan Agreement and the Transaction Documents, Borrower and Initial Servicer will be expected to comply strictly with their duties, obligations and agreements under the Loan Agreement and the Transaction Documents.

ARTICLE V

Ratifications, Representations and Warranties; Release of Claims

5.1       Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Loan Agreement and the other Transaction Documents, and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Loan Agreement and the other Transaction Documents are ratified and confirmed and shall continue in full force and effect. Borrower, Initial Servicer, Lenders and Administrative Agent agree that the Loan Agreement and the other Transaction Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. Each such party agrees that this Amendment is not intended to and shall not cause a novation with respect to any or all of the obligations under the Loan Agreement.

5.2       Representations and Warranties. Each of Borrower and Initial Servicer hereby represents and warrants to Administrative Agent that (a) the execution, delivery and performance of this Amendment and any and all other Transaction Documents executed and/or delivered in connection herewith have been authorized by all requisite action (as applicable) on the part of such Person and will not violate the organizational documents of such Person; (b) the execution, delivery and performance of this Amendment and any and all other Transaction Documents executed and/or delivered in connection herewith has been fully and validly authorized by such Person; (c) other than the Existing Initial Servicer Default (as defined in the Second Limited Waiver), no Default or Event of Default under the Loan Agreement has occurred and is continuing; (d) other than the Existing Initial Servicer Default (as defined in the Second Limited Waiver), each of Borrower and Initial Servicer is in full compliance in all material respects with all covenants and agreements contained in the Loan Agreement and the other Transaction Documents; (e) except as disclosed to Administrative Agent, none of Borrower, or Initial Servicer has amended any of its organizational documents since the date of the Loan Agreement and (f) the existence of a “Default” under and as defined in the Existing Specified Secured Debt Documents could not: (i) by its terms cause any Exela Party to be unable to perform its obligations under the Transaction Documents, (ii) cause any inaccuracy or breach of any representation, warranty or covenant under the Transaction Documents of any Exela Party (iii) subject any existing or subsequently arising Collateral to an Adverse Claim or (iv) adversely affect any rights or remedies of the Credit Parties under the Transaction Documents.

5.3       Release of Claims.

(a)        In consideration of the agreements of Administrative Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Initial Servicer (together with their Affiliates, the “Loan Parties”), on behalf of each of their respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Administrative Agent and Lenders, their successors and assigns, their present and former shareholders, affiliates, subsidiaries, divisions, and predecessors, and the respective directors, officers, attorneys, employees, agents and other representatives of each of the foregoing (Administrative Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, each Loan Party or any of their successors, assigns, or other legal representatives now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever arising at any time based on facts or circumstances in existence on or prior to the date of this Amendment and are for or on account of, or in relation to, or in any way in connection with any of the Loan Agreement, or any of the other Transaction Documents or transactions thereunder or related thereto.

(b)        Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)        Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(d)        Each Loan Party, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by each Loan Party or any other Person pursuant to this Section 5.3. If any Loan Party or any of their respective successors, assigns or other legal representatives violates the foregoing covenant, each Loan Party, for itself and its successors, assigns and legal representatives, agrees to pay, jointly and severally, in addition to such other damages as any Releasee sustains as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

ARTICLE VI

Miscellaneous Provisions

6.1       Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

6.2       Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. This Amendment may be executed by facsimile transmission, which facsimile signatures shall be considered original executed counterparts for purposes of this Section 6.2, and each party to this Amendment agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party to this Amendment.

6.3       Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

6.4       Applicable Law. THIS AMENDMENT AND ALL OTHER TRANSACTION DOCUMENTS EXECUTED PURSUANT HERETO SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6.5       Termination of Amended and Restated Forbearance Agreement. Each party hereto hereby acknowledges and agrees that as of the date hereof the Amended and Restated Forbearance Agreement, including all terms therein, shall be terminated; provided that the Initial Servicer shall remain on a Short-Term Servicing Arrangement; provided further, that, such Short- Term Servicing Agreement shall automatically terminate upon the effectiveness of any waiver of the Existing Initial Servicer Default in accordance with the terms of the Second Limited Waiver and the Initial Servicer’s initial term shall thereafter be reinstated until the occurrence of any subsequent Initial Servicer Default.

6.6       Effectiveness. This Amendment shall become effective upon the execution thereof by all parties and satisfaction of the conditions precedent set forth in Article III, and shall cease to be effective (and the provisions of the Loan Agreement and each other Transaction Document amended hereby shall revert to those in existence prior to the execution of this Amendment) at the close of business on May 25, 2020 if the Borrower has not paid in full by May 25, 2020 all costs and expenses of the Administrative Agent (including fees of legal counsel to the Administrative Agent) invoiced on or before May 22, 2020.

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IN WITNESS \VHEREOF, this Amendment has been executed and is effective as of the date first above-written.

BORROWER:

EXELA RECEIVABLES 1, LLC

By:	/s/ Andrej Jonovic
Name:	Andrej Jonovic
Title:	authorized signatory

INITIAL SERVICER:

EXELA TECHNOLOGIES, INC.

By :	/s/ Erik Mengwall
Name:	Erik Mengwall
Title:	Secretary

Sixth Amendment to Loan and Security Agreement

ADMINISTRATIVE AGENT:

TPG SPECIALTY LENDING, INC.

By:	/s/ Robert (Bo) Stanley
Name:	Robert (Bo) Stanley
Title:	President

LENDERS:

TPG SPECIALTY LENDING, INC.

By:	/s/ Robert (Bo) Stanley
Name:	Robert (Bo) Stanley
Title:	President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Mark Falcione
Name:	Mark Falcione
Title:	Executive Vice President

Sixth Amendment to Loan and Security Agreement

Acknowledged and agreed:

EXELA TECHNOLOGIES, INC.,
as Performance Guarantor

By:	/s/ Erik Mengwall
Name:	Erik Mengwall
Title:	Secretary

EXELA RECEIVABLES HOLDCO, LLC,
as Pledgor

By:	/s/ Andrej Jonovic
Name:	Andrej Jonovic
Title:	authorized signatory

Sixth Amendment to Loan and Security Agreement